CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-89389 of Merrill Lynch Large Cap Series Funds, Inc. (the “Series”) on Form N-1A of our reports dated December 14, 2004 for Merrill Lynch Large Cap Growth Fund, Merrill Lynch Large Cap Value Fund, and Merrill Lynch Large Cap Core Fund (each a “Fund”) and December 14, 2004 for Master Large Cap Growth Portfolio, Master Large Cap Value Portfolio, and Master Large Cap Core Portfolio of Master Large Cap Series Trust appearing in the October 31, 2004 Annual Report of each respective Fund, which are incorporated by reference in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the caption “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

Princeton, New Jersey

February 22, 2005